UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND EXCHANGE ACT
OF 1934

AUGUST 14, 2007
Date of Report (date of Earliest Event Reported)

ISOLAGEN, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-31564	87-0458888
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA  19341
(Address of principal executive offices and zip code)

(484) 713-6000
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01               Entry into a Material Definitive Agreement.

On August 14, 2007, Isolagen, Inc. (the “Company”) entered into Common Stock Purchase Agreements with selected institutional investors (each, a “Purchase Agreement”).  Pursuant to the terms of the Purchase Agreements, the investors agreed to purchase a total of 6,767,647 shares of the Company’s common stock at a price per share of $2.04 per share.  The closing is expected to take place on or about August 17, 2007.  The form of Purchase Agreement is filed as Exhibit 10 to this report and is incorporated herein by reference.  The foregoing description of the Purchase Agreement is qualified in its entirety by reference to such exhibit.  The shares of the Company’s common stock issued pursuant to the Purchase Agreements have been registered on a registration statement on Form S-3 (File No. 333-142959).  A copy of the opinion of Cozen O’Connor relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5 hereto.

Item 8.01               Other Events

On August 15, 2007, the Company issued a press release which is attached hereto as Exhibit 99 and is incorporated by reference herein.  The Company announced that it has submitted an application with the Securities and Exchange Commission to voluntarily withdraw the registration statements filed in July 2007 relating to a proposed exchange offer involving holders of its currently outstanding 3.5% Subordinated Convertible notes due 2024 and a proposed offer to the public of an additional $30,000,000, in principal amount, of new Senior Convertible Notes due 2024.

Item 9.01               Financial Statement and Exhibits.

(a)           Not applicable.

(b)           Not applicable.

(c)           Exhibits.

5                                        Opinion of Cozen O’Connor

10                                  Form of Common Stock Purchase Agreement between Isolagen, Inc. and selected institutional investors dated August 14, 2007

23                                  Consent of Cozen O’Connor (included in its opinion filed as Exhibit 5 hereto).

99                                  Press release dated August 15, 2007

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISOLAGEN, INC.

Date: August 15, 2007	By:	/s/ Declan Daly
Declan Daly, Chief Financial Officer